EXHIBIT 99

                    PRESS RELEASE OF PROVIDENT BANCORP, INC.

                       [Letterhead of Provident Bancorp]


                                  NEWS RELEASE


FOR IMMEDIATE RELEASE                           Stock Symbol: PBCP
Monday, October 25, 2004                        Traded on Nasdaq National Market

CONTACT:
Paul A. Maisch, SVP & Chief Financial Officer
Roberta Lenett, VP & Manager of Shareholder Relations
(845) 369-8082


                           PROVIDENT BANCORP ANNOUNCES
                              QUARTERLY EARNINGS OF
                    $4.2 MILLION, OR $0.11 PER DILUTED SHARE
                  UP 57% FROM QUARTER ENDED SEPTEMBER 30, 2003



MONTEBELLO,  NY - October 21, 2004 -- Provident Bancorp,  Inc.  (Nasdaq-National
Market: PBCP), the parent company of Provident Bank, today announced that for the three months ended September 30, 2004, net income was $4.2 million, or $0.11 per diluted share compared to net income of $2.6 million, or $0.07 per diluted share for the three months ended September 30, 2003, an increase of $0.04, or 57%. Net income for the fiscal year ended September 30, 2004 was $11.0 million, including after-tax charges of: (i) $3.0 million due to the establishment of the charitable foundation in connection with the second-step conversion in January 2004, (ii) $463,000 in merger integration costs for Ellenville National Bank ("ENB") and (iii) $1.2 million in amortization of core deposit intangibles. This compares to $11.3 million for the twelve-months ended September 30, 2003, which included only $263,000 in after-tax cost of amortization of core deposit intangibles. Diluted earnings per share were $0.29 for the twelve months ended September 30, 2004 compared to $0.32 for the same period last year. Excluding the above items, adjusted diluted earnings per share would have been $0.42 for the full year ended September 30, 2004 compared to $0.33 for the same period in 2003. Earnings per share results for the prior periods have been restated to reflect the 4.4323-to-one conversion ratio as a result of the Company's second-step conversion.

George Strayton, the Company's President and CEO, commented: "Since 1999 Provident Bank had been operating under a mutual holding company structure. As such, we were able to establish a solid operating and business platform that positioned us well for the growth opportunities in our marketplace. In January 2004 we successfully raised $196 million in capital in conjunction with our second-step conversion. We simultaneously acquired Ellenville National Bank, which added $219 million in loans, $327 million in deposits and nine branches to the Provident franchise. On October 1st of this year we completed the acquisition of Warwick Community Bancorp, Inc., adding approximately $300 million in loans, $500 million in deposits and another nine branches to the Bank. Since September 30, 2003, Provident Bank increased assets from $1.2 billion to $2.5 billion and doubled the number of branches from 18 to 36. Twenty nine of these branches are concentrated in Rockland and Orange Counties, with the remaining seven branches located in contiguous counties.

Our strong market share in Rockland is now augmented by an even stronger market share in Orange. Significant population growth and healthy business climates make these New York State Counties very desirable places to do business. The banks that Provident acquired in Orange County have similar business strategies, with the delivery of superior customer service as the core value. I believe the resulting combination will provide value to our customers, shareholders, employees and all the communities in which we do business."

Total assets as of September 30, 2004 were $1.8 billion, an increase of $651.8 million, or 55.5%, over assets of $1.2 billion at September 30, 2003. The increase is due primarily to (i) the January acquisition of ENB, whose assets totaled $349.7 million on the merger date (ii) proceeds from the offering in the second-step conversion of $192.2 million, net of related costs and (iii) internal growth of the company.

Net Loans as of September 30, 2004 were $980.3 million, an increase of $277.1 million, or 39.4%, over net loan balances of $703.2 million at September 30, 2003. Loans acquired from ENB totaled $219.2 million, while allowances for loan losses acquired in connection with ENB were $5.7 million, or 2.6% of ENB's outstanding loan balances. Inclusive of ENB loans acquired, (1) commercial loans increased by $234.0 million, or 92.6%, over balances at September 30, 2003; (2) consumer loans increased by $49.4 million, or 61.2%, during the twelve-month period; and (3) residential loans remained unchanged. Asset quality continues to be strong. At $2.7 million, or 0.15% of total assets, non-performing assets were down from $4.7 million at September 30, 2003 as two loans totaling $2.1 million were resolved in the fiscal fourth quarter of 2004.

Securities increased by $229.1 million, or 61.2%, to $603.4 million at September 30, 2004 from $374.3 million at September 30, 2003 as the Company invested the majority of the stock offering funds received in securities. Investments were made primarily in mortgage-backed securities, which increased by $147.3 million, or 69.5%, and in U.S. Government and Federal Agency Securities, which increased by $60.3 million, or 45.2%.

Deposits as of September 30, 2004 were $1.2 billion, up $370.0 million, or 42.6%, from September 30, 2003. Deposits acquired from ENB totaled $326.8 million. As of September 30, 2004 retail and commercial transaction accounts were 30.0% of deposits compared to 25.9% at September 30, 2003.

Stockholders' equity increased by $231.8 million to $349.6 million at September 30, 2004 compared to $117.9 million at September 30, 2003. The Company completed its second-step conversion in January 2004 raising $192.4 million in new capital, net of related costs. In addition, $39.7 million and $4.0 million, respectively, in new capital were issued for the purchase of ENB and for the formation of the charitable foundation. Net income of $11.0 million for the fiscal year also increased capital. Partially offsetting the increases were the payments of cash dividends totaling $5.0 million, the purchase of ESOP shares totaling $10.0 million and net declines in accumulated comprehensive income of $3.7 million.

Income Information - Quarter
----------------------------

Net interest income before provision for loan losses for the three months ended September 30, 2004 was $17.5 million, compared to $11.3 million for the three months ended September 30, 2003, an increase of $6.2 million or 54.9%. The increase in net interest income was largely due to a $563.9 million increase in average earning assets to $1.6 billion for the quarter ended September 30, 2004, as compared to $1.0 billion for the same quarter in the prior year, due primarily to the Ellenville National Bank acquisition, net proceeds from the second-step offering and continued internal growth. The increase in average earning assets was partially offset by a decline in average yield of twelve basis points from 5.34% to 5.22%. Included within loan interest for the quarter was $733,000 in interest recoveries from the resolution of two significant nonaccrual loans. This impacted the yield on earning assets by increasing the quarterly yield by 18 basis points. Despite a decrease in the average cost of interest bearing liabilities of six basis points, interest expense for the quarter increased $832,000 compared to the same quarter in 2003, as average interest-bearing liabilities increased by $310.2 million. On a fully taxable equivalent basis, net interest margin increased by five basis points to 4.39%, while net interest spread declined by four basis points to 4.05%. The impact of the previously mentioned nonaccrual interest income recovery increased taxable equivalent net interest margin by 18 basis points.

Non-interest income was $3.1 million for the three months ended September 30, 2004 compared to $2.3 million for the comparable period in 2003. Gains on the sale of securities were $561,000 for the current three-month period, compared to $112,000 for the same period last year. During the three month period ended September 30, 2004, the Company also recorded gains on sales of loans totaling $88,000, compared to $259,000 for the same period last year. Excluding the effects of gains on sales of securities and loans, the increase in non-interest income was $535,000, or 27.8%. Deposit fees and service charges increased by $468,000, or 35.2%, of which $402,000 was generated from the acquired ENB branches and $66,000 was due primarily to volume-driven increases in overdraft, non-sufficient funds, and ATM and debit card fees. Other non-interest income increased by $90,000 or 27.2%, due primarily to sales of mutual funds and annuities.

Non-interest expenses for the three months ended September 30, 2004 increased by $4.8 million, or 50.5%, to $14.4 million, compared to $9.6 million for the three months ended September 30, 2003. The acquisition of ENB in January 2004 played a major role in the increases in most categories. Compensation and employee benefits increased by $2.0 million, or 44.7%, to $6.5 million for the period ended September 30, 2004. Of that amount, $780,000 was attributable to the ENB acquisition and the remainder was due to staff additions for future growth and expansion, as well as normal merit increases. A decrease in stock-based compensation plans of $81,000, or 10.3%, occurred during the current three-month period. Occupancy and office operations increased by $540,000, or 39.5%, and data processing expense increased $287,000 or 37.6% for the three months ended September 30, 2004, almost all of which was attributable to the acquisition of ENB. Professional fees increased by $628,000, or 171.3%, due primarily to fees associated with the Company's compliance with the provisions of Section 404 of the Sarbanes Oxley Act of 2002 ("Sarbanes Oxley") and fees paid to contracted consultants engaged to run day-to-day operations, as the Company's permanent employees focused on the integrations of ENB and Warwick Community Bancorp, Inc. ("Warwick"). Amortization of core deposit intangible increased by $502,000 as a result of the ENB deposits acquired. Other expenses increased by $823,000, or 60.5%, due primarily to increases of $71,000, $73,000, $127,000, $104,000,
$120,000 and $215,000 in SEC and shareholder-related expenses, courier expenses, supplies expense, insurance, postage, and miscellaneous operational write-offs, respectively.

Income tax expense increased by $404,000 for the three months ended September 30, 2004 compared to the same period in 2003. However, the Company's effective tax rate declined to 29.3% from 34.4% as the Company recorded a reduction of $300,000 in tax expense reflecting the expiration of certain previously open tax years.

Income Information - Fiscal Year
--------------------------------

Net interest income after provision for loan losses increased by $15.9 million, or 35.5%, to $60.7 million for the fiscal year ended September 30, 2004 from $44.8 million for the same period in 2003. The increase in interest income of $16.7 million reflects an increase in average earning assets of $441.5 million to $1.4 billion, partially offset by a decline in yield of 59 basis points to 5.20%. The cost of interest-bearing liabilities increased by $922,000 as the average balances increased by $241.1 million to $1.1 billion, even though the average rate paid on average interest bearing funds decreased 24 basis points to 1.21%. On a fully taxable equivalent basis, net interest margin decreased from 4.59% to 4.31% and net interest spread declined from 4.33% to 3.99%. The impact of the previously mentioned nonaccrual interest income recovery increased fully taxable equivalent net interest margin by five basis points for the year ended September 30, 2004.

Non-interest income for the fiscal year ended September 30, 2004 increased to $11.6 million, an increase of $2.0 million, or 21.1%, compared to $9.6 million for the same period last year. Gains on sales of securities and loans were $2.5 million and $320,000, respectively, for the current period, generating a combined decrease of $327,000 from the securities and loan sales gains of $2.0 million and $1.1 million, respectively, for the prior year. Deposit fees and service charges increased to $6.6 million for the current fiscal year, an increase of $2.1 million, or 48.2%, over the same period last year. The increase is primarily attributable to increases in service fees of $1.2 million resulting from the acquired branches, coupled with volume-related increases in service fees on new and existing accounts at the original Provident branches. Other income including loan fees and charges increased by $207,000, or 10.2%, to $2.2 million for the year ended September 30, 2004, from $2.0 million for the same period last year. The increase is primarily due to $552,000 in income from the Bank Owned Life Insurance ("BOLI") for the current fiscal year compared to $483,000 for the same period last year, as the BOLI program was only established for nine months of fiscal 2003 and $107,000 in increased income on mutual funds and annuity sales.

Non-interest expenses, including the Charitable Foundation contribution of $5.0 million, increased to $56.1 million for the fiscal year ended September 30, 2004, an increase of $19.4 million, or 52.6%, compared to $36.8 million for the prior year. Major increases in compensation and benefits ($2.5 million) and occupancy and office operations ($1.1 million) were directly attributable to the increased operations resulting from the acquisition of ENB. Compensation and benefits increased by an additional $3.1 million due to annual salary increases and staff additions. Stock-based compensation expense increased by $584,000, or 26.5%, as the company's per share value increased from an average of $7.43 per share for the year ended September 30, 2003 to an average of $10.95 per share for the year ended September 30, 2004. Also, the Company allocated additional shares related to the $10.0 million ESOP plan purchase. Professional fees increased to $2.7 million for the year ended September 30, 2004, an increase of $1.1 million, or 68.0%, over the comparable period in the prior year. The increase is primarily due to the additional fees associated with Sarbanes-Oxley compliance, and the fees for contracted consultants engaged during the integration periods of ENB and Warwick. Additional increases in non-interest expense categories for the current fiscal year were advertising costs of $393,000, or 23.7%, and a volume-related increase of $711,000, or 24.3%, in data and check processing costs. The Company incurred $773,000 in integration costs for the current fiscal year, due primarily to the expenses associated with the systems conversion of ENB. Amortization of intangible assets increased by $1.6 million due to the addition of the ENB core deposit intangible. Other non-interest expense increased by $2.1 million, or 39.0%, primarily due to increases in SEC and shareholder relations expenses ($231,000), supplies expenses ($520,000), postage ($269,000), ATM transaction expenses ($172,000), insurance expense ($199,000), courier related expense ($148,000), and miscellaneous operational write-offs ($215,000).



Note:

In addition to historical information, this earnings release may contain forward-looking statements. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. There are a number of important factors which have been outlined in previously filed documents with the Securities and Exchange Commission, and other factors that could cause the Company's actual results to differ materially from those contemplated by such forward-looking statements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Provident Bancorp, Inc.
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION (unaudited, dollars in thousands, except per share data)

                                                                  September 30,       September 30,
                                                                  --------------      ------------
                                                                       2004                2003
                                                                       ----                ----
Assets:
Cash and due from banks                                          $    107,571        $     33,500
Total securities                                                      603,375             374,259
Loans held for sale                                                       855               2,364
Loans:
       One-to four-family residential mortgage loans                  380,749             380,776
       Commercial real estate, commercial business
             and construction                                         486,904             252,857
loans
        Consumer loans                                                129,981              80,620
                                                                 ------------        ------------
                  Gross loans                                         997,634             714,253
        Allowance for loan losses                                     (17,353)            (11,069)
                                                                 ------------        ------------
                  Total loans, net                                    980,281             703,184
                                                                 ------------        ------------
Federal Home Loan Bank stock, at cost                                  10,247               8,220
Premises and equipment, net                                            16,846              11,647
Goodwill                                                               65,612              13,540
Core deposit intangible                                                 5,624               1,063
Bank owned life insurance                                              13,245              12,483
Other assets                                                           22,419              14,045
                                                                 ------------        ------------
                   Total assets                                  $  1,826,075        $  1,174,305
                                                                 ============        ============
Liabilities:
     Deposits:
          Transaction accounts                                   $    372,799        $    225,376
          Savings and money market deposits                           533,410             407,939
          Certificates of deposit                                     333,323             236,238
                                                                 ------------        ------------
                    Total deposits                                  1,239,532             869,553
                                                                 ------------        ------------

     Borrowings                                                       214,909             164,757
     Mortgage escrow funds and other                                   22,011              22,138
                                                                 ------------        ------------
                    Total liabilities                               1,476,452           1,056,448
Stockholders' equity                                                  349,623             117,857
                                                                 ------------        ------------
                    Total liabilities and stockholders' equity   $  1,826,075        $  1,174,305
                                                                 ============        ============

Common shares outstanding at period end (1)                        39,655,167          35,221,365
Book value per share                                             $       8.82        $       3.35


(1)  Prior  period  share   information   has  been   adjusted  to  reflect  the
     4.4323-to-one conversion ratio in connection with the Company's second step conversion in January 2004.

     Provident Bancorp, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited, dollars in thousands, except per share data)

                                                           Three Months Ended                Year Ended
                                                             September 30,                  September 30,
                                                         2004            2003           2004            2003
                                                         ----            ----           ----            ----

Interest and dividend income:
     Loans                                            $    15,442   $    10,616     $    54,093   $    43,815
     Securities                                             5,598         3,362          20,231        13,586
     Other earning assets                                      81            97             184           389
                                                      -----------   -----------     -----------   -----------
Total interest and dividend income                         21,121        14,075          74,508        57,790
                                                      -----------   -----------     -----------   -----------

Interest expense:
     Deposits                                               2,219         1,628           7,901         7,775
     Borrowings                                             1,362         1,121           5,081         4,285
                                                      -----------   -----------     -----------   -----------
Total interest expense                                      3,581         2,749          12,982        12,060
                                                      -----------   -----------     -----------   -----------

Net interest income                                        17,540        11,326          61,526        45,730
Provision for loan losses                                     225           100             800           900
                                                      -----------   -----------     -----------   -----------
Net interest income after provision for loan losses        17,315        11,226          60,726        44,830
                                                      -----------   -----------     -----------   -----------

Non-interest income:
     Deposit fees and service charges                       1,798         1,330           6,570         4,432
     Loan fees and late charges                               242           265             832           903
     Net gain on sales of securities                          561           112           2,455         2,006
     Net gain on sales of loans                                88           259             320         1,096
     Other                                                    422           332           1,396         1,118
                                                      -----------   -----------     -----------   -----------
Total non-interest income                                   3,111         2,298          11,573         9,555
                                                      -----------   -----------     -----------   -----------

Non-interest expense:
     Compensation and employee benefits                     6,478         4,476          23,001        17,451
     Stock-based compensation plans                           707           788           2,790         2,206
     Occupancy and office operations                        1,907         1,367           6,741         5,178
     Advertising and promotion                                506           367           2,050         1,657
     Professional fees                                        995           367           2,655         1,580
     Data and check processing costs                        1,049           762           3,634         2,923
     Stationery and office supplies                           251           124           1,036           516
     Integration costs                                          0             4             773             4
     Amortization of core deposit intangibles                 595            93           2,063           438
     Establishment of charitable foundation                     0             0           5,000             0
     Other                                                  1,933         1,237           6,403         4,837
                                                      -----------   -----------     -----------   -----------
Total non-interest expense                                 14,421         9,585          56,146        36,790
                                                      -----------   -----------     -----------   -----------

Income before income tax expense                            6,005         3,939          16,153        17,595
Income tax expense                                          1,760         1,355           5,136         6,344
                                                      -----------   -----------     -----------   -----------
Net income                                            $     4,245   $     2,584     $    11,017   $    11,251
                                                      ===========   ===========     ===========   ===========


Per common share:
     Basic earnings                                   $      0.11   $      0.08     $      0.30   $      0.33
     Diluted earnings                                        0.11          0.07            0.29          0.32
     Dividends declared                                      0.04          0.03            0.15          0.13

Weighted average common shares (1):
     Basic                                             37,877,763    34,163,623      36,809,451    34,186,015
     Diluted                                           38,499,635    34,718,808      37,444,381    34,663,258

(1) Prior period information has been adjusted to reflect the 4.4323-to-one conversion ratio in connection with the Company's second-step conversion.

Provident Bancorp, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands, except share data)


                                                    September 30,  September 30,
                                                        2004           2003
                                                     ----------     ----------

Asset Quality Data:
    Non-performing loans  (NPLs)                     $   2,737      $   4,697

    Non-performing assets (NPAs)                         2,737          4,697

    NPLs as % of total loans                              0.27%          0.66%
    NPAs as % of total assets                             0.15%          0.40%
    Allowance for loan losses as % of NPLs                 634%           236%
    Allowance for loan losses as % of total loans         1.74%          1.55%

Capital Ratios:
    Equity to total assets (consolidated)                19.15%         10.04%
    Tier 1 capital ratio (Bank only)                     11.28%          8.14%
    Tier 1 capital consolidated                          15.91%          8.70%


                                                              Three Months Ended                Twelve-months Ended
                                                                September 30,                      September 30,
                                                            2004            2003               2004            2003
                                                        --------------   --------------   --------------   --------------

Performance Ratios (annualized):
   Return on:
        Average assets                                           0.93%            0.90%            0.69%            1.04%
        Average common equity                                    4.89%            8.91%            3.94%            9.92%

   Net interest rate spread (tax-equivalent basis)               4.05%            4.09%            3.99%            4.33%
   Net interest margin (tax-equivalent basis)                    4.39%            4.34%            4.31%            4.59%

Average Balance Data:
   Average assets                                       $   1,808,002    $   1,133,447    $   1,607,594    $   1,082,562
   Average earning assets                                   1,609,285        1,045,378        1,446,003        1,004,484
   Average stockholders' equity                               345,360          115,054          279,888          113,369